Exhibit (c)(2)(A) BOARD PRESENTATION May 1, 2023 NYSE: DINO

Important Notice This presentation (this “Presentation”) was prepared by Barclays Capital Inc. (“we” or “Barclays”), at the request of HF Sinclair Corporation (the “Company”) in the context of an evaluation of the potential acquisition by the Company of the equity interests of Holly Energy Partners L.P. (the “Target”) not currently owned by the Company (the “Potential Transaction”). This Presentation is the intellectual property of Barclays and was prepared exclusively by Barclays in order to assist the Company in the context of an evaluation of the Potential Transaction. The effective date of this Presentation is May 1, 2023 and it is valid only for the date specified herein. In connection with the Presentation Barclays has reviewed (a) a comparison of the historical financial results and present financial condition of the Target and the Company with those of other companies that we deemed relevant, (b) a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that we deemed relevant, and (c) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and the Target. Barclays may also have obtained information not made available by the Company, including, among other items, demographic, macroeconomic, regulatory, and market information related to the Target and its business mentioned in this Presentation from acknowledged and reliable public sources or from sources that to Barclays’ best knowledge were considered reliable. Barclays did not conduct any independent verification of any such information or any other information received from the Company or the Target involved in the execution of this Presentation. Barclays does not assume liability or responsibility for the precision, accuracy, or completeness of such information, nor does it express any opinion about the reliability of the information supplied and highlights that any errors or changes in such information could significantly affect Barclays’ analysis. In addition, in preparing this Presentation, we have not conducted a physical inspection of the properties and facilities of the Company or the Target and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Target. Barclays’ work does not intend to be an audit of financial statements or any other information supplied to us by the Company or the Target. Our work took into account the relevance of each item, and therefore assets, rights, and obligations of low relative relevance may not have been the object of detailed analysis. During the preparation of this Presentation, Barclays has adopted as an assumption, with the express consent of the Company, the reliability, accuracy, veracity, completeness, sufficiency, and integrity of all data which was prepared or discussed, and Barclays has not made or obtained any independent evaluation or appraisal of the assets or liabilities of the Company or the Target or their solvency and has further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. The estimates and forecasts contained in this Presentation are inherently subject to uncertainties and various events or factors that are beyond the control of the Company and the Target, as well as of Barclays, especially those whose occurrence depend on future and uncertain events. There is no guarantee that the estimates and projections used in this Presentation will be effectively achieved. The information herein contained relating to the accounting and financial position of the Company, the Target and their markets, are those available as of May 1, 2023 unless otherwise stated herein. Any changes in those positions can affect the results of this Presentation. Barclays does not assume any obligation of updating, reviewing, reaffirming or amending this Presentation, as a result of disclosure of any subsequent information after the date hereof or as result of any other subsequent event or circumstances that may occur after the date of this Presentation. This Presentation was generated according to the economic and market conditions, among others, existing on the date of its preparation, so the conclusion presented is subject to variations of several factors, over which Barclays does not have any control. There is no guarantee that the assumptions, estimates, forecasts, partial or total results, or conclusions used or presented in this Presentation will be effectively reached or verified, in part or in whole. The future results of the Company and the Target may be different from the results included in the projections, and differences may be significant, as a result of several factors, including, but not limited to, changes in the market conditions. This Presentation was prepared to assist the Company in evaluating the Target, but it does not intend to be the only reference for such evaluation, and is not in any way a guarantee in relation to the past or future performance of the Company or the Target nor a formal appraisal, and therefore, it does not contain all the information necessary for such objective, and consequently does not represent nor constitute a proposal, solicitation, suggestion, advice, recommendation, fairness opinion or solvency opinion by Barclays in connection with the proposed transaction referred to herein or any other transaction related to such transaction, as such decision is the sole responsibility of the Company, and Barclays does not assume any responsibility for such decision. The Company shall make its own analysis in relation to any transaction involving the Target, and shall consult its own accounting, tax, and legal advisors before making its own decision about such transaction. This Presentation is confidential and cannot be circulated, copied, published, reproduced or used in any form, neither can it be archived, included or referenced, in whole or in part, in any document, without the previous written consent of Barclays. Barclays highlights that its services do not include advisory services of any nature, such as legal, tax or accounting. Barclays accepts no liability whatsoever for any losses arising from the use of this Presentation or reliance on information contained herein. This Presentation shall be read and interpreted according to the restrictions and qualifications previously mentioned. The reader shall take into account the restrictions and characteristics of the information sources utilized. 1

Executive Summary

Simplified Organizational Structure HF Sinclair (“DINO”) will acquire unaffiliated units of Holly Energy Partners (“HEP”), and HEP will become an indirect, wholly owned subsidiary of DINO DINO Status Quo DINO Pro Forma DINO DINO Shareholders Shareholders HF Sinclair HF Sinclair Corporation Corporation (DINO) (DINO) General Partner (GP) General Partner (GP) REH + Public Holly Logistics Holly Logistics Unitholders Services L.L.C. Services L.L.C. 47% 53% 100% Holly Holly Energy Energy Partners, L.P. Partners, L.P. (HEP) (HEP) $ in millions $ in millions (1) Ownership Units $ Value Ownership Units $ Value HF Sinclair 59.6 $993 HF Sinclair 126.6 $2,109 REH Company 21.0 350 REH Company - - Pubic Unitholders 46.0 766 Pubic Unitholders - - Total 126.6 $2,109 Total 126.6 $2,109 Source: Company filing. Market data as of 4/28/2023. 1. Pro Forma $ Value assumes buy-in completed at current market price. 2

Transaction Rationale and Considerations DINO HEP ✓ Continues the strategic imperative to integrate (Puget ✓ Potential for upfront premium creates possibility of Sound, Sinclair, HEP) immediate upside for HEP unitholders Benefits ✓ Provides flexibility in capital allocation to maximize ✓ Opportunity to participate in future growth without shareholder value reliance on 3rd party M&A and need for external funding ✓ Strong cash flow profile of combined entity would enable the company to fund growth, reduce leverage, ✓ Simplified structure provides more streamlined and/or improve shareholder returns corporate governance ✓ Synergies for interest expense✓ Larger, more diversified entity ✓ Simplifies DINO’s corporate structure and reduces ✓ Higher trading liquidity public company costs ✓ Unitholders benefit from enhanced governance rights in ✓ Simplifies and streamlines current intercompany corporate structure operations (refining units, refinery tankage), commercial (shortfall fees, new deal structuring) and project execution ✓ Potential for DINO to receive a “step-up” and accelerated bonus depreciation to shield a portion of future taxable income at the pro forma entity ✓ No expected change to DINO credit rating O Buy-in potentially at a premium to current unit priceO Taxable transaction to HEP unitholders ConsiderationsO Loss of MLP strategic optionalityO C-corp shares received for MLP may be less desirable for HEP investors O Potential DINO share price volatility if HEP unitholders sell DINO shares received after closeO Exposure to integrated refiner rather than midstream company O Securities law limitations on share repurchases by DINO during pendency of transaction 3

HEP / DINO | Historical Exchange Ratio Analysis Number of DINO shares per HEP unit “Heads-Up” Exchange Ratio (HEP / DINO) 5-Year Average 0.4435x 2-Year Average 0.4356x Current 0.3777x 1-Year Average 0.3469x Implied Premium Analysis Implied Premium / Discount to Heads-Up Historical Prices / Heads-Up Exchange Ratio HEP DINO Exchange - 5% 10% 15% 20% 25% - 5% 10% 15% 20% 25% (1) Period ($/unit) ($/share) Ratio $16.66 $17.49 $18.33 $19.16 $19.99 $20.83 0.3777x 0.3966x 0.4155x 0.4343x 0.4532x 0.4721x Current (4/28/2023) $16.66 $44.11 0.3777x - 5.0% 10.0% 15.0% 20.0% 25.0% - 5.0% 10.0% 15.0% 20.0% 25.0% 5-Day VWAP $16.97 $44.01 0.3856x (1.8%) 3.1% 8.0% 12.9% 17.8% 22.7% (2.1%) 2.8% 7.7% 12.6% 17.5% 22.4% 10-Day VWAP $17.04 $44.40 0.3838x (2.2%) 2.6% 7.5% 12.4% 17.3% 22.2% (1.6%) 3.3% 8.2% 13.2% 18.1% 23.0% 20-Day VWAP $17.10 $45.37 0.3770x (2.6%) 2.3% 7.1% 12.0% 16.9% 21.7% 0.2% 5.2% 10.2% 15.2% 20.2% 25.2% 30-Day VWAP $17.21 $46.38 0.3711x (3.2%) 1.6% 6.5% 11.3% 16.1% 21.0% 1.8% 6.9% 11.9% 17.0% 22.1% 27.2% 60-Day VWAP $17.63 $47.94 0.3676x (5.5%) (0.8%) 4.0% 8.7% 13.4% 18.1% 2.7% 7.9% 13.0% 18.1% 23.3% 28.4% 1-Year VWAP $17.78 $51.26 0.3469x (6.3%) (1.6%) 3.1% 7.8% 12.4% 17.1% 8.9% 14.3% 19.8% 25.2% 30.7% 36.1% 2-Year VWAP $18.40 $42.25 0.4356x (9.5%) (4.9%) (0.4%) 4.1% 8.6% 13.2% (13.3%) (9.0%) (4.6%) (0.3%) 4.1% 8.4% 5-Year VWAP $19.38 $43.68 0.4435x (14.0%) (9.7%) (5.4%) (1.1%) 3.2% 7.5% (14.8%) (10.6%) (6.3%) (2.1%) 2.2% 6.4% 52-Week High $20.00 $66.19 0.3022x (16.7%) (12.5%) (8.4%) (4.2%) (0.0%) 4.1% 25.0% 31.2% 37.5% 43.7% 50.0% 56.2% Research Analyst Target $19.50 $57.00 0.3421x (14.6%) (10.3%) (6.0%) (1.7%) 2.5% 6.8% 10.4% 15.9% 21.4% 27.0% 32.5% 38.0% Source: FactSet as of 4/28/2023. 1. Calculations based on calendar days. 4 Better for HEP Better for DINO

HEP | Relative Valuation EV / EBITDA Debt / EBITDA 2022A 2023E 2023E-2025E Debt / 2022A EBITDA 1.8% 2.5% 8.7% 3.2% 2.0% EBITDA CAGR Median: 4.0x 3.8x 6.0x Debt / 2023E EBITDA 5.4x 2023E 2024E 2025E EV / 2023E EBITDA Median: 8.9x 8.2x 8.0x 5.0x EV / 2024E EBITDA 12.0x 4.3x 4.5x 4.3x 10.5x 10.2x 10.0x EV / 2025E EBITDA 9.6x 4.0x 10.0x 3.8x 3.5x 3.5x 3.2x 3.4x 8.5x 8.2x 8.4x 8.3x 8.1x 7.9x 8.1x 3.2x 8.1x 7.6x 7.8x 7.8x 8.0x 3.0x 6.0x 2.0x 4.0x 1.0x 2.0x 0.0x 0.0x Latest Quarterly Distribution Yield Levered FCF Yield LQA DCF 2023E Levered FCF Yield 2023E 2024E 2025E 1.9x 2.0x 1.2x 2.2x 1.6x Coverage Median: 11.7% 14.9% 15.0% 2024E Levered FCF Yield 20% 12.0% Median: 8.5% 17.0% 2025E Levered FCF Yield 16.6% 16.4% 10.0% 15.4% 15.1% 14.7% 15.0% 15.1% 15.0% 15% 8.7% 8.4% 9.0% 8.3% 12.9% 7.5% 10.8% 10.4% 10.6% 9.6% 10% 6.0% 5% 3.0% NA 0.0% 0% Source: Public filings, FactSet, and Wall Street research as of 4/28/2023. 5

DINO | Relative Valuation EV / EBITDA (EV / EBITDA) 2023E 2024E 2025E EV / 2023E EBITDA EV / 2024E EBITDA Median: 4.3x 5.3x 6.5x EV / 2025E EBITDA 7.6x 7.0x 7.0x 8.0x 6.6x 6.5x 6.0x 5.8x 5.7x 5.7x 5.3x 5.2x 5.1x 6.0x 4.9x 4.9x 4.6x 4.4x 4.5x 4.3x 3.8x 3.7x 3.5x 4.0x 3.0x 2.4x 1.8x 2.0x 0.0x (1) (2) Price / Parent CFPS (Price / Parent CFPS) 2023E 2024E 2025E Price / 2023E Parent CFPS Median: 3.2x 3.4x 4.5x Price / 2024E Parent CFPS Price / 2025E Parent CFPS 7.2x 8.0x 6.2x 6.0x 5.7x 5.5x 5.4x 5.3x 6.0x 5.1x 4.7x 4.5x 4.6x 4.5x 4.4x 4.3x 4.2x 3.9x 3.7x 3.3x 3.4x 3.4x 4.0x 3.2x 3.0x 1.9x 2.0x 2.0x 0.0x (1) Consolidated Debt / 1.1x 1.7x 1.7x 3.3x 1.6x 0.8x 1.1x 0.6x (3) 2023E EBITDA Consolidated Net Debt / 2023E 0.6x 1.2x 1.0x 2.4x 1.1x 0.5x 0.7x (0.1)x (4) EBITDA Source: Company filings, FactSet, and Wall Street research as of 4/28/2023. Reflects median Wall Street research consensus estimates. 1. PSX / DCP PF for DCP shares acquisition funded by cash and debt; assume $2bn of cash and $1.8bn of debt used to maintain investment grade credit rating; PSX financials consolidate DCP Midstream Class A segment. 2. Adj. CFPS is adjusted to remove third-party distributions to unaffiliated MLP public unitholders. Adj. CFPS based on Adj. CFFO per share based on shares outstanding from Management projections. Remaining peers calculated from median consensus. 3. Calculated as current Consolidated Debt / Projected Consolidated EBITDA. 4. Calculated as Consolidated Debt less Cash / Projected Consolidated EBITDA. 6

Selected Precedent Transactions

Selected MLP Buy-in Transactions

Announced Date	Acquirer	Target	Total Transaction Value ($MM)[1]	Enterprise Value: Acquirer	Enterprise Value: Target	Initial Price Offered	Initial Premium Offered	Final Price	Premium Paid (Days Prior to Initial Ann.)[2]: 1-Day	Premium Paid (Days Prior to Initial Ann.)[2]: 30-Day VWAP	Premium Paid (Days Prior to Final Ann.)[3]: 1-Day	Premium Paid (Days Prior to Final Ann.)[3]: 30-Day VWAP	EV / FY+1 EBITDA	Consideration	Process
8/17/2022	Phillips 66	dcp Midstream	$3,783	$68,412	$14,229	$34.75	0.0%	$41.75	20.1%	24.0%	6.2%	8.2%	8.4x	100% Cash	Ann. then Negotiate
7/28/2022[4]	PBF	PBF	$579	$7,229	$1,690	$15.14	13.4%	$17.66	32.3%	11.0%	(3.4%)	9.9%	7.3x	Cash and Unit Exchange	Ann. then Negotiate
7/6/2022	ŞİŞECAM CHEMICALS	ŞİŞECAM	$131	NA	$824	$17.90	(0.3%)	$25.00	39.3%	42.8%	2.8%	8.6%	10.3x	100% Cash	Ann. then Negotiate
4/22/2022	ERGON	BLUEKNIGHT	$400	NA	$595	$3.32	0.9%	$4.65	41.3%	42.7%	40.9%	40.7%	11.1x	100% Cash	Ann. then Negotiate
2/11/2022[5]	Shell	Shell Midstream Partners	$2,608	$237,598	$9,749	$12.89	0.0%	$15.85	23.0%	23.5%	9.6%	11.6%	12.6x	100% Cash	Ann. then Negotiate
10/27/2021	Phillips 66	Phillips 66 Partners	$3,466	$16,829	$13,076	$32.57	0.0%	$41.11	4.8%	7.6%	4.8%	7.6%	9.7x	100% Unit Exchange	Negotiate then Ann.
8/5/2021[6]	bp	BP Midstream Partners LP	$874	$126,182	$1,694	$13.01	0.0%	$15.12	16.2%	8.9%	17.1%	17.2%	9.7x	100% Unit Exchange	Ann. then Negotiate
2/5/2021[7]	Chevron	Noble Midstream	$1,149	$201,401	$2,872	$12.47	0.0%	$14.56	16.7%	18.7%	(3.3%)	5.8%	7.4x	100% Unit Exchange	Ann. then Negotiate
10/5/2020[8]	TC Energy	TC PipeLines, LP	$2,829	$74,892	$3,361	$27.31	5.4%	$30.95	19.5%	15.1%	0.6%	(0.7%)	10.1x	100% Unit Exchange	Ann. then Negotiate
7/27/2020	CNX	CNX	$693	$4,419	$1,312	$8.38	4.5%	$8.47	28.1%	29.1%	28.1%	29.1%	7.3x	100% Unit Exchange	Negotiate then Ann.
11/26/2018	ARCLIGHT	TransMontaigne Partners LP	$536	NA	$1,246	$38.00	4.4%	$41.00	12.6%	9.5%	12.6%	9.5%	10.6x	100% Cash	Negotiate then Ann.
11/8/2018	Western Gas	Western Gas	$8,965	$7,251	$12,230	$43.77	5.0%	$50.33	7.6%	14.3%	7.6%	14.3%	11.2x	100% Unit Exchange	Negotiate then Ann.
10/18/2018	Valero	Valero	$1,850	$50,344	$3,660	$40.00	10.7%	$42.25	6.0%	10.2%	6.0%	10.2%	10.2x	100% Cash	Negotiate then Ann.
9/19/2018[9]	Dominion Energy	Dominion	$2,634	$86,611	$6,683	$17.75	0.0%	$18.22	2.6%	8.8%	0.5%	1.0%	29.6x	100% Unit Exchange	Ann. then Negotiate
8/1/2018	Energy Transfer	Energy Transfer Partners	$60,345	$26,932	$80,353	$21.32	5.0%	$23.59	11.2%	17.5%	11.2%	17.5%	7.0x	100% Unit Exchange	Negotiate then Ann.
5/29/2018[10]	CVR Energy	CVR refining	$300	$5,332	$3,262	$21.86	(1.1%)	$21.86	(1.1%)	9.2%	(1.1%)	9.2%	6.2x	100% Unit Exchange	Tender Offer
5/17/2018[11]	ENBRIDGE	Spectra Energy Partners	$4,779	$123,056	$27,256	$33.10	0.0%	$40.00	20.8%	18.4%	5.7%	6.8%	14.3x	100% Unit Exchange	Ann. then Negotiate
5/17/2018[12]	ENBRIDGE	ENBRIDGE	$10,010	$121,978	$14,694	$10.08	0.0%	$11.48	13.9%	16.4%	2.1%	0.3%	10.1x	100% Unit Exchange	Ann. then Negotiate
5/17/2018	Williams	Williams Partners L.P.	$15,105	$29,816	$55,383	$36.94	5.2%	$40.89	6.4%	11.2%	6.4%	11.2%	11.8x	100% Unit Exchange	Negotiate then Ann.
3/27/2018	TALLGRASS GP	TALLGRASS	$3,224	$3,418	$4,942	$41.34	(0.5%)	$35.42	0.6%	(8.1%)	0.6%	(8.1%)	6.3x	100% Unit Exchange	Negotiate then Ann.

Source: Price data per FactSet. Transaction value and consideration paid based on public filings, company press releases, and investor presentations.

1. *Transaction value includes only un-affiliated and proportional net debt.*
2. *Premium paid to initial announcement represents the premium based on the final agreed upon price relative to the original offer's unaffected date.*
3. *Premium paid to final announcement represents the premium based on the final agreed upon price relative to the final announcement's unaffected date.*
4. *Initial price offered not yet disclosed. Transaction value and premium reflect unaffected DINO price as of 7/27/2022. Initial announcement date reflects filing of Schedule 13D/A on June 24, 2022.*
5. *Shell / Shell Midstream Partners LP based on revised offer announced 7/25/2022. Premium paid based on closing price prior to original announcement on 2/11/2022.*
6. *BP / BP Midstream Partners LP based on revised offer announced 12/20/2021. Premium paid based on closing price prior to original announcement on 8/4/2021.*
7. *Chevron / Noble Midstream Partners based on revised offer announced 3/5/2021. Premium paid based on closing price prior to original announcement on 2/4/2021.*
8. *TC Energy / TC Pipeline based on revised offer announced 12/15/2020. Premium paid based on closing price prior to original announcement on 10/5/2020.*
9. *Dominion Energy / Dominion Energy Midstream based on revised offer announced 11/23/2018. Premium paid based on closing price prior to original announcement on 9/8/2018.*
10. *Reflects the 5/29/18 exchange offer; CVI announced it would exercise the call right on 1/17/19.*
11. *Enbridge / Spectra premiums based on revised offer announced on 8/24/2018. Enbridge price performance based on original announcement on 5/17/2018.*
12. *Enbridge / Enbridge Energy Partners based on revised offer announced 9/18/2018. Enbridge price performance based on original announcement on 5/17/2018.*

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HF Sinclair™ BARCLAYS

Selected Precedent Transactions *(Cont'd)*

Selected MLP Buy-in Transactions

Announced Date	Acquirer	Target	Total Transaction Value ($MM)[1]	Enterprise Value Acquirer	Enterprise Value Target	Initial Price Offered	Initial Premium Offered	Final Price	Premium Paid (Days Prior to Initial Ann.)[2] 1-Day	Premium Paid (Days Prior to Initial Ann.)[2] 30-Day VWAP	Premium Paid (Days Prior to Final Ann.)[3] 1-Day	Premium Paid (Days Prior to Final Ann.)[3] 30-Day VWAP	EV / FY+1 EBITDA	Consideration	Process
11/8/2017	Delek	ALON USA	$173	$3,189	$845	$11.80	3.0%	$13.92	3.0%	11.5%	3.0%	11.5%	4.6x	100% Unit Exchange	Negotiate then Ann.
8/29/2017	ZE Zenith Energy	Arc	$736	NA	$736	$14.50	0.4%	$16.50	15.2%	12.4%	15.2%	12.4%	12.3x	100% Cash	Negotiate then Ann.
5/18/2017	Energy Transfer Partners	PennTex	$651	NA	$963	$20.00	20.1%	$20.00	20.1%	20.4%	20.1%	20.4%	12.3x	100% Cash	Tender Offer
4/4/2017			$157	NA	$594	$16.80	5.8%	$17.30	5.8%	5.6%	5.8%	5.6%	9.1x	100% Cash	Tender Offer
3/2/2017	vtti	vtti energy partners	$781	NA	$1,470	$18.75	1.9%	$19.50	6.0%	5.6%	4.3%	3.4%	9.3x	100% Cash	Ann. then Negotiate
1/27/2017	Enbridge	Midcoast Energy Partners	$1,656	$77,129	$1,656	$6.25	(4.6%)	$8.00	(8.6%)	1.8%	(8.6%)	1.8%	11.0x	100% Cash	Negotiate then Ann.
11/1/2016	TransCanada	Columbia Pipeline Partners	$5,180	$77,381	$9,684	$15.75	2.9%	$17.00	11.1%	16.0%	6.3%	5.2%	18.0x	100% Cash	Ann. then Negotiate

Selected MLP Transactions From 2016 - 2023 YTD

	Initial Premium Offered	Final Price	Initial Ann. 1-Day	Initial Ann. 30-Day VWAP	Final Ann. 1-Day	Final Ann. 30-Day VWAP	EV / FY+1 EBITDA
Mean	3.0%		13.9%	15.0%	7.5%	10.0%	10.7x
Median	0.9%		12.6%	12.4%	5.8%	9.2%	10.1x
High	20.1%		41.3%	42.8%	40.9%	40.7%	29.6x
Low	(4.6%)		(8.6%)	(8.1%)	(8.6%)	(8.1%)	4.6x

Selected 100% Stock MLP Transactions From 2016 - 2023 YTD

	Initial Premium Offered	Final Price	Initial Ann. 1-Day	Initial Ann. 30-Day VWAP	Final Ann. 1-Day	Final Ann. 30-Day VWAP	EV / FY+1 EBITDA
Mean	1.9%		10.8%	12.8%	6.0%	8.8%	10.4x
Median	0.0%		9.4%	12.9%	3.9%	8.4%	9.7x
High	5.4%		28.1%	29.1%	28.1%	29.1%	29.6x
Low	(1.1%)		(1.1%)	(8.1%)	(3.3%)	(8.1%)	4.6x

Source: Price data per FactSet. Transaction value and consideration paid based on public filings, company press releases, and investor presentations.
1. *Transaction value includes only un-affiliated and proportional net debt.*
2. *Premium paid to initial announcement represents the premium based on the final agreed upon price relative to the original offer's unaffected date.*

8

HF Sinclair™ BARCLAYS

HEP | Indicative Purchase Price Ratio Analysis Indicative Purchase Price Ratio Analysis (1) DINO SQ ($ in millions, except per share data) HEP SQ Premium to HEP 12/31/22 12/31/22 5% 10% 15% 20% 25% Price as of 4/28/23 $44.11 $16.66 $17.49 $18.33 $19.16 $19.99 $20.83 Common Shares / Units Outstanding 196.0 126.6 126.6 126.6 126.6 126.6 126.6 Total Equity Value $8,648 $2,109 $2,215 $2,320 $2,426 $2,531 $2,636 Total Debt (Consolidated) 3,276 1,568 1,568 1,568 1,568 1,568 1,568 Preferred Equity - 61 61 61 61 61 61 Non-Controlling Interest 1,113 70 70 70 70 70 70 Cash (Consolidated) (1,565) (11) (11) (11) (11) (11) (11) Enterprise Value $11,471 $3,796 $3,902 $4,007 $4,113 $4,218 $4,324 REH Owned Units 21.0 21.0 21.0 21.0 21.0 21.0 Total Value of REH Owned Units $350 $367 $385 $402 $420 $437 Public Units Outstanding 46.0 46.0 46.0 46.0 46.0 46.0 Total Value of Public Units $766 $804 $842 $881 $919 $957 Total Value of Unaffiliated Units $1,116 $1,171 $1,227 $1,283 $1,339 $1,395 Implied Exchange Ratio 0.3777x 0.3966x 0.4155x 0.4343x 0.4532x 0.4721x Precedent Premium Median Mean Premium / Discount to: Current (4/20/2023) - - 5.0% 10.0% 15.0% 20.0% 25.0% 12.6% 13.9% 52-Week High (33.4%) (16.7%) (12.5%) (8.4%) (4.2%) (0.0%) 4.1% Research Analyst Target (22.6%) (14.6%) (10.3%) (6.0%) (1.7%) 2.5% 6.8% Trading Comparables (1) (2) (2) DINO SQ HEP SQ Peer Peer Transaction Median Mean Comparables Enterprise Value as a Multiple of: Data Data EBITDA 2023E 3,007 3.8x $446 8.5x 8.7x 9.0x 9.2x 9.5x 9.7x 8.9x 9.1x 10.1x 2024E 2,513 4.6x 471 8.1x 8.3x 8.5x 8.7x 8.9x 9.2x 8.2x 8.6x 2025E 2,338 4.9x 463 8.2x 8.4x 8.7x 8.9x 9.1x 9.3x 8.0x 8.4x Equity Value as a Multiple of: Earnings per Share 2023E $8.32 5.3x $2.04 8.2x 8.6x 9.0x 9.4x 9.8x 10.2x 10.7x 11.3x 2024E 6.92 6.4x 2.26 7.4x 7.7x 8.1x 8.5x 8.8x 9.2x 9.6x 10.3x 2025E 5.25 8.4x 2.15 7.7x 8.1x 8.5x 8.9x 9.3x 9.7x 9.9x 10.5x Yield Analysis: Dividends LQA $1.80 4.1% $1.40 8.4% 8.0% 7.6% 7.3% 7.0% 6.7% 8.5% 8.6% 2023E 1.80 4.1% 1.55 9.3% 8.9% 8.5% 8.1% 7.8% 7.4% 2024E 1.89 4.3% 1.75 10.5% 10.0% 9.5% 9.1% 8.8% 8.4% 2025E 1.98 4.5% 1.86 11.2% 10.6% 10.1% 9.7% 9.3% 8.9% YE Leverage Total Debt / EBITDA 2022A $3,276 0.7x $1,568 3.8x 3.8x 3.8x 3.8x 3.8x 3.8x 4.0x 4.2x 2023E 3,276 1.1x 1,568 3.5x 3.5x 3.5x 3.5x 3.5x 3.5x 3.8x 3.8x Source: Projections and balance sheet data per company filings, FactSet and Wall Street research. Market data as of 4/28/2023. Balance sheet as of 12/31/2022. 1. Pro-forma for DINO’s ~$100mm share repurchases from REH announced on 3/2/2023. 2. Peers include DKL, MMP, NS and PAA. 9

Investor Overlap Analysis | DINO vs. HEP

REH and Invesco are the only investors with material holdings in both DINO and HEP

DINO – Top 20 Shareholders

Institution	Shares Held (000s)	Mkt. Val. Held ($mm)	% O/S
REH Co.	34,828	1,536.3	17.8%
The Vanguard Group, Inc.	13,935	614.7	7.1%
Turtle Creek Management LLC	12,308	542.9	6.3%
BlackRock Fund Advisors	11,945	526.9	6.1%
Fidelity Management & Research Co. LLC	7,992	352.5	4.1%
Capital Research & Management Co. (World Investors)	7,292	321.7	3.7%
SSgA Funds Management, Inc.	6,749	297.7	3.4%
Dimensional Fund Advisors LP	5,849	258.0	3.0%
LSV Asset Management	5,209	229.8	2.7%
First Trust Advisors LP	2,736	120.7	1.4%
AllianceBernstein LP	2,437	107.5	1.2%
Geode Capital Management LLC	1,926	85.0	1.0%
Norges Bank Investment Management	1,865	82.3	1.0%
Zimmer Partners LP	1,856	81.9	0.9%
Acadian Asset Management LLC	1,837	81.0	0.9%
Parametric Portfolio Associates LLC	1,691	74.6	0.9%
Pacer Advisors, Inc.	1,612	71.1	0.8%
Millennium Management LLC	1,496	66.0	0.8%
Invesco Capital Management LLC	1,349	59.5	0.7%
Principal Global Investors LLC	1,234	54.4	0.6%
Top 20 Shareholders	**126,146**	**$5,564.4**	**64.3%**
Top 20 Shareholder Overlap (DINO shares owned by HEP unitholders)			**18.5%**
Top 20 Shareholder Overlap Excl. REH (DINO shares owned by HEP unitholders)			**0.7%**

HEP – Top 20 Unitholders

Institution	Units Held (000s)	Mkt. Val. Held ($mm)	% O/S
Hf Sinclair Corp	59,630	$993.4	47.1%
REH Co.	21,026	350.3	16.6%
ALPS Advisors, Inc.	6,830	113.8	5.4%
Global X Management Co. LLC	4,605	76.7	3.6%
Energy Income Partners LLC	3,750	62.5	3.0%
Invesco Advisers, Inc.	3,216	53.6	2.5%
Harvest Fund Advisors LLC	3,133	52.2	2.5%
ClearBridge Investments LLC	1,115	18.6	0.9%
Morgan Stanley (Strategic Investments)	1,032	17.2	0.8%
JPMorgan Securities LLC (Investment Management)	708	11.8	0.6%
Goldman Sachs Asset Management LP	680	11.3	0.5%
UBS Financial Services, Inc.	660	11.0	0.5%
The Bollard Group LLC	609	10.2	0.5%
Eagle Global Advisors LLC	583	9.7	0.5%
Goldman Sachs & Co. LLC (Private Banking)	554	9.2	0.4%
Strategic Income Management LLC	493	8.2	0.4%
Infrastructure Capital Advisors LLC	435	7.3	0.3%
Arkfeld Wealth Strategies LLC	432	7.2	0.3%
CIBC Private Wealth Advisors, Inc.	408	6.8	0.3%
Miller/Howard Investments, Inc.	295	4.9	0.2%
Top 20 Unitholders	**110,195**	**$1,835.9**	**87.0%**
Top 20 Unitholder Overlap (HEP units owned by DINO shareholders)			**19.1%**
Top 20 Unitholder Overlap Excl. REH (HEP units owned by DINO shareholders)			**2.5%**

Source: FactSet as of 4/28/2023.
Note: Shading represents shareholder overlap. Shareholder summary includes only common share ownership and excludes economic ownership or exposure through derivatives contracts.

10

Appendices

DINO / HEP | Historical Exchange Ratio Analysis Number of HEP units per DINO share “Heads-Up” Exchange Ratio (DINO / HEP) 1-Year Average 2.8829x Current 2.6477x 2-Year Average 2.2958x 5-Year Average 2.2547x Implied Premium Analysis Implied Premium / Discount to (2) Heads-Up HEP Historical Prices / Heads-Up Exchange Ratio DINO HEP Exchange - 5% 10% 15% 20% 25% - 5% 10% 15% 20% 25% (1) Period ($/share) ($/unit) Ratio $16.66 $17.49 $18.33 $19.16 $19.99 $20.83 2.6477x 2.5216x 2.4070x 2.3023x 2.2064x 2.1181x Current (4/28/2023) $44.11 $16.66 2.6477x - 5.0% 10.0% 15.0% 20.0% 25.0% - 5.0% 10.0% 15.0% 20.0% 25.0% 5-Day VWAP $44.01 $16.97 2.5933x (1.8%) 3.1% 8.0% 12.9% 17.8% 22.7% (2.1%) 2.8% 7.7% 12.6% 17.5% 22.4% 10-Day VWAP $44.40 $17.04 2.6053x (2.2%) 2.6% 7.5% 12.4% 17.3% 22.2% (1.6%) 3.3% 8.2% 13.2% 18.1% 23.0% 20-Day VWAP $45.37 $17.10 2.6525x (2.6%) 2.3% 7.1% 12.0% 16.9% 21.7% 0.2% 5.2% 10.2% 15.2% 20.2% 25.2% 30-Day VWAP $46.38 $17.21 2.6944x (3.2%) 1.6% 6.5% 11.3% 16.1% 21.0% 1.8% 6.9% 11.9% 17.0% 22.1% 27.2% 60-Day VWAP $47.94 $17.63 2.7201x (5.5%) (0.8%) 4.0% 8.7% 13.4% 18.1% 2.7% 7.9% 13.0% 18.1% 23.3% 28.4% 1-Year VWAP $51.26 $17.78 2.8829x (6.3%) (1.6%) 3.1% 7.8% 12.4% 17.1% 8.9% 14.3% 19.8% 25.2% 30.7% 36.1% 2-Year VWAP $42.25 $18.40 2.2958x (9.5%) (4.9%) (0.4%) 4.1% 8.6% 13.2% (13.3%) (9.0%) (4.6%) (0.3%) 4.1% 8.4% 5-Year VWAP $43.68 $19.38 2.2547x (14.0%) (9.7%) (5.4%) (1.1%) 3.2% 7.5% (14.8%) (10.6%) (6.3%) (2.1%) 2.2% 6.4% 52-Week High $66.19 $20.00 3.3095x (16.7%) (12.5%) (8.4%) (4.2%) (0.0%) 4.1% 25.0% 31.2% 37.5% 43.7% 50.0% 56.2% Research Analyst Target $57.00 $19.50 2.9231x (14.6%) (10.3%) (6.0%) (1.7%) 2.5% 6.8% 10.4% 15.9% 21.4% 27.0% 32.5% 38.0% Source: FactSet as of 4/28/2023. 1. Calculations based on calendar days. 2. Exchange ratio calculated as DINO prices divided by the product of premium %s and HEP prices. 11 Better for DINO Better for HEP

HEP / DINO | Relative Trading Performance Trading Performance: Last Twelve Months Recent Trading HEP Peer DINO Peer AMZ MLP (1) Performance Median Median Index 30-Day (10.2%) (5.1%) (4.9%) 2.7% 3.7% 4.6% 3.2% (16.3%) 1.8% 45-Day (6.3%) (8.1%) (10.8%) 1.3% 5.0% 4.5% 2.9% (10.3%) 1.4% YTD (15.0%) (8.1%) 3.9% 0.5% 11.1% 9.7% 6.8% (9.6%) 2.9% 14.7% Last Twelve Months (6.1%) (7.8%) 3.4% 9.2% 20.6% 6.3% 13.5% 5.5% (Indexed Price Performance) 180% 170% 160% 150% 140% 130% DINO: 14.7% (2) 120% DINO Peers: 13.5% (3) HEP Peers: 110% 6.3% AMZ: 5.5% 100% HEP: (6.1)% 90% 80% 4/28/2022 6/7/2022 7/18/2022 8/27/2022 10/7/2022 11/16/2022 12/27/2022 2/5/2023 3/18/2023 4/28/2023 DINO HEP HEP Peers DINO Peers AMZ Source: FactSet as of 4/28/2023. 1. Represents calendar days. 2. DINO Peers include CVI, DK, MPC, PARR, PBF, PSX and VLO. 3. HEP Peers include DKL, MMP, NS and PAA. 12

HEP | Unitholder Cost Basis Unit Price Histogram: Last 12 Months Average Daily Volume 161,424 VWAP Current (4/28/2023) $17.78 Total Volume ('000s) 40,679 $16.66 Units Outstanding Traded (x) 0.3x 12-Month High $20.00 40% 29.2% 27.6% 30% 20.4% 20% 12.1% 7.6% 10% 2.0% 1.1% 0% $15.00 - $15.80 $15.81 - $16.60 $16.61 - $17.40 $17.41 - $18.20 $18.21 - $19.00 $19.01 - $19.80 $19.81 - $20.60 Volume ('000) 0.8 4.9 8.3 11.2 11.9 3.1 0.4 % Units Traded 2.0% 12.1% 20.4% 27.6% 29.2% 7.6% 1.1% Cumulative 2.0% 14.0% 34.5% 62.1% 91.3% 98.9% 100.0% Unit Price Histogram: Last 6 Months Average Daily Volume 146,878 VWAP Total Volume ('000s) 18,360 $18.24 6-Month High Units Outstanding Traded (x) 0.1x Current (4/28/2023) $19.72 $16.66 60% 41.3% 33.7% 40% 12.4% 12.5% 20% 0.0% 0.0% 0.0% 0% $15.00 - $15.80 $15.81 - $16.60 $16.61 - $17.40 $17.41 - $18.20 $18.21 - $19.00 $19.01 - $19.80 $19.81 - $20.60 Volume ('000) - - 2.3 6.2 7.6 2.3 - % Units Traded - - 12.4% 33.7% 41.3% 12.5% - Cumulative - - 12.4% 46.1% 87.5% 100.0% 100.0% Source: FactSet as of 4/28/2023. Units Outstanding Traded based on HEP common units outstanding per public filings. 13 Trading Volume as a Trading Volume as a % of Total % of Total

HEP | Equity Analyst Price Targets (1) (2) Research Price Targets Premium / (Discount) % to Current Price Price Targets ($ / share) Median Analyst Target Price Premium / (Discount) to: Current Price 17% Current: $55.80 $70.00 0.35 Current: $58.00 0.3 $60.00 $47.03 Current: $16.08 Current: 0.25 $48.00 $50.00 20% $12.90 0.2 16% $40.00 14% 0.15 12% Median Price $30.00 8% Target: 0.1 $23.00 $19.50 $20.00 $19.00 $18.00 $20.00 4% 2% 0.05 $15.00 $18.00 Current $10.00 HEP: 0 $16.66 $0.00 -0.05 1 2 3 4 5 6 7 8 Analyst 1 Analyst 2 Analyst 3 Analyst 4 4/5/2023 4/3/2023 3/6/2023 2/24/2023 Analyst Recommendation 0 1 3 2 Buy ✓ 1 3 3 4 Hold ~ 0 1 0 0 Sell OO 1 5 6 6 Source: FactSet as of 4/28/2023. 1. Includes available reports from reputable brokers since Q4’22 earnings release that have provided a price target. 2. Peer group price targets reflect average analyst price target. 14

DINO | Equity Analyst Price Targets (1) (2) Research Price Targets Premium / (Discount) % to Current Price Price Targets ($ / share) Median Analyst Target Price Premium / (Discount) to: Current Price 29% Current: Current: Current: Current: Current: Current: Current: $122.00 $99.00 $114.67 $26.34 $21.75 $34.86 $23.43 $150.00 $123.00 $159.00 0.7 $80.00 $73.00 $68.00 $70.00 65% $66.00 0.6 Median Analyst: $57.00 $60.00 $56.00 $55.00 $57.00 0.5 54% $52.00 50% $50.00 41% $47.00 $50.00 39% 0.4 35% Current $40.00 DINO: $32.00 $33.00 0.3 $44.11 24% 23% $27.00 $30.00 29% Peers 24% Median: 0.2 25% 27% 21% 24% $20.00 13% 18% 0.1 $10.00 0 $0.00 Analyst 1 Analyst 2 Analyst 3 Analyst 4 Analyst 5 Analyst 6 Analyst 7 Analyst 8 4/19/23 4/18/23 4/17/23 4/13/23 4/12/23 4/12/23 4/10/23 4/7/23 Analyst Recommendation 9 6 9 0 1 3 3 Buy ✓✓✓✓✓✓ 2 4 2 2 5 4 1 Hold ~ ~ 0 0 0 0 2 0 0 Sell Source: FactSet as of 4/28/2023. 11 10 11 2 8 7 4 1. Includes available reports from reputable brokers since Q4’22 earnings release that have provided a price target. 2. Peer group price targets reflect average analyst price target. 15

DINO | Comparable Companies Comparable Company ($ in millions, except per share values) (2) (3) (4) (5) (6) HF Sinclair Marathon Phillips 66 PBF Energy Par Pacific Valero CVR Energy Delek Peer Median Stock Price as of 4/28/2023 $44.11 $122.00 $99.00 $114.67 $34.86 $26.34 $21.75 $23.43 Diluted Shares Outstanding 196 449 469 386 133 103 70 62 Total Equity Value $8,648 $54,762 $46,402 $44,208 $4,626 $2,708 $1,513 $1,454 Total Debt 3,276 28,680 20,185 11,719 1,470 1,598 3,121 550 Cash 1,565 11,770 5,083 4,862 1,646 510 864 215 Net Debt 1,711 16,910 15,102 6,857 (176) 1,088 2,257 335 (1) Minority Interest 1,113 12,373 -- -- -- 597 435 -- Enterprise Value $11,471 $84,045 $61,504 $51,065 $4,450 $4,394 $4,205 $1,788 Enterprise Value to: 2023E EBITDA 3.8x 4.9x 5.1x 3.7x 1.8x 4.3x 4.4x 3.5x 4.3x 2024E EBITDA 4.6x 7.0x 6.0x 5.2x 2.4x 5.3x 5.8x 4.5x 5.3x 2025E EBITDA 4.9x 7.6x 6.6x 6.5x 3.0x 5.7x 7.0x 5.7x 6.5x 2023E EBIT 5.0x 6.1x 6.2x 4.5x 2.3x 5.8x 6.4x 5.2x 5.8x 2024E EBIT 6.0x 9.4x 7.3x 7.3x 3.1x 7.5x 9.9x 8.0x 7.5x 2025E EBIT 6.6x 10.1x 7.7x 9.3x 4.1x 8.1x 15.2x 8.5x 8.5x Equity Value to: 2023E CFFO 4.0x 3.9x 5.3x 3.7x 2.0x 3.4x 1.9x 3.2x 3.4x 2024E CFFO 4.2x 5.0x 5.5x 4.7x 3.0x 4.5x 3.0x 4.4x 4.5x 2025E CFFO 4.7x 5.2x 6.2x 5.4x 3.4x 7.2x 3.6x 4.6x 5.2x 2023E Net Income 5.3x 5.9x 6.6x 4.9x 3.4x 6.9x 4.8x 4.1x 4.9x 2024E Net Income 6.4x 9.4x 7.5x 7.8x 4.8x 11.3x 12.8x 6.5x 7.8x 2025E Net Income 8.4x 11.5x 8.7x 9.9x 6.7x 13.1x N/M 7.5x 9.3x Source: Company filings, FactSet, Wall Street research and investor presentations as of 4/28/2023. 1. Reflects market value of public interest in MLP. Does not include preferred equity held by subsidiaries. 2. PF for DINO’s ~$100mm share repurchases from REH announced on 3/2/2023. 3. Reflects MPLX's senior notes issuance ($1.1 billion aggregate) announced on February 2, 2023. 4. Reflects PSX's buy-in of DCP announced on January 6, 2023. 5. Reflects redemption of all $525 million outstanding HEP 2023 Senior Notes announced on February 2, 2023; reflects DINO Energy's Class A share repurchases through February 16, 2023. 6. Reflects PARR's acquisition of ExxonMobil Billings Refinery announced on October 20, 2022; reflects issuance of $550 million senior secured Term Loan B facility due 2030 and refinancing of existing term loan B and outstanding senior secured notes announced on March 1, 2023. 16

HEP | Comparable Companies

Trading Comparables

($ in millions except per unit data)	Holly Energy Partners	Delek Logistics	NuStar Energy LP	Magellan Midstream Partners, L.P.	Plains All American Pipeline	Peer Median
Unit Price as of 4/28/23	$16.66	$47.03	$16.08	$55.80	$12.90	
% of 52-week high (Close)	83%	75%	93%	99%	96%	95%
Fully Diluted Units Outstanding	127	44	111	203	698	
Total Equity Value	**$2,109**	**$2,049**	**$1,783**	**$11,344**	**$9,009**	
Debt	1,568	1,674	3,276	5,032	8,092	
Preferred Equity	61	-	1,199	-	2,666	
Noncontrolling Interest	70	-	-	-	-	
Cash	(11)	(8)	(14)	(9)	(272)	
Enterprise Value	**$3,796**	**$3,715**	**$6,243**	**$16,367**	**$19,495**	
Enterprise Value /						
2023E EBITDA	8.5 x	9.6 x	8.3 x	10.5 x	8.1 x	8.9 x
2024E EBITDA	8.1 x	8.4 x	7.9 x	10.2 x	7.6 x	8.2 x
2025E EBITDA	8.2 x	8.1 x	7.8 x	10.0 x	7.8 x	8.0 x
Valuation Metrics						
LQA Yield	8.40%	8.68%	9.95%	7.51%	8.29%	8.48%
2023E Yield	9.30%	8.80%	9.95%	7.54%	8.29%	8.55%
2024E Yield	10.50%	9.12%	9.95%	7.62%	9.46%	9.29%
2025E Yield	11.16%	9.72%	9.95%	7.69%	10.62%	9.83%
2023E DCF Yield	15.48%	14.55%	21.05%	10.78%	18.66%	16.61%
2024E DCF Yield	16.74%	16.87%	21.48%	11.19%	20.62%	18.75%
2025E DCF Yield	15.80%	NA	21.69%	11.50%	20.21%	20.21%
2023E FCF Yield	15.10%	10.55%	12.92%	9.61%	15.05%	11.74%
2024E FCF Yield	16.36%	15.01%	14.75%	10.43%	17.02%	14.88%
2025E FCF Yield	15.42%	NA	14.96%	10.75%	16.60%	14.96%
2023E EPS	$2.04	$4.81	$1.14	$5.03	$1.25	$4.81
2024E EPS	2.26	5.52	1.20	5.26	1.50	5.20
2025E EPS	2.15	4.90	1.22	5.42	1.45	4.90
Coverage						
2023E Coverage	1.66 x	1.65 x	2.12 x	1.43 x	2.25 x	1.88 x
2024E Coverage	1.59 x	1.85 x	2.16 x	1.47 x	2.18 x	2.00 x
2025E Coverage	1.42 x	NA	2.18 x	1.50 x	1.90 x	1.90 x
Credit Statistics						
Debt / 2022A EBITDA	3.8 x	5.4 x	4.5 x	3.5 x	3.2 x	4.0 x
Debt / 2023E EBITDA	3.5 x	4.3 x	4.3 x	3.2 x	3.4 x	3.8 x

Source: Company filings, FactSet, and Wall Street research.
Note: Market data as of 4/28/2023. Balance sheet data as of 12/31/2022.

17

HF Sinclair™ BARCLAYS

Disclaimer The preceding pages contain material that was provided to the Board of Directors (the “Board”) of HF Sinclair Corporation (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes. Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company or were obtained from publicly available sources (approved for Barclays’ use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice. Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Board (in their capacity as directors and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). These materials were not prepared for or intended for use by any individual for personal, family or household purposes nor were they prepared to comply with the disclosure standards under state and federal securities laws or any other applicable laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board. These materials are not intended to provide the sole basis for evaluation of the proposed corporate transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed corporate transaction. Barclays has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or any other party to any corporate transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained herein do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Barclays’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company, the Board or any individual officer, director, shareholder or any other person. Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments or in other financial products and instruments. Unless otherwise expressly agreed or provided for in other applicable Barclays disclosures governing such corporate transactions or required by law or regulation, Barclays conducts these activities as principal and executes its principal transactions as an arm’s length counterparty. Barclays does not act as a fiduciary in relation to these corporate transactions. These materials do not constitute investment advice nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any corporate transaction described herein. Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2023 (all rights reserved). 18